Exhibit 99.1

eGain Provides Preliminary Selected Financial Results for the Fourth Fiscal Quarter and Fiscal Year ended June 30, 2009

Mountain View, Calif. (July 30, 2009) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced preliminary financial results for the fourth fiscal quarter and fiscal year ended June 30, 2009.

Q4 Fiscal Year 2009 Selected Preliminary Financial Results

•	The company currently expects to report total revenues of between $8.2 million and $8.7 million for the quarter ending June 30, 2009, an estimated increase of 23% to 30% from the prior year.

•	The company currently expects to report new hosting and license bookings¹ of approximately $4.3 million for the quarter, an estimated increase of 246% from the prior year.

•	The company currently expects to report income from operations of between $700,000 and $1.2 million for the quarter, compared to an operating loss of $1.4 million in the comparable year ago quarter.

Fiscal Year 2009 Selected Preliminary Financial Results

•	The company currently expects to report total revenues of between $32.5 million and $33.0 million for the year ending June 30, 2009, an estimated increase of 8% to 10% from the prior year.

•	The company currently expects to report new hosting and license bookings¹ of approximately $15.0 million for the year, an estimated increase of 63% from the prior year.

•	The company currently expects to report income from operations of between $2.5 million and $3.0 million for the year, compared to an operating loss of $2.6 million in the prior year.

•	The company currently expects to report a cash balance of $7.3 million at June 30, 2009, up from $3.8 million at June 30, 2008.

These results are based on preliminary information and are subject to change. The company plans to announce final results after completion of their annual audit.

¹	New Hosting and License Bookings is a non-GAAP measure we define as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that, in addition to the information contained in the GAAP presentation of financial information, it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We internally use this metric to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of multichannel customer service and knowledge management software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, contact center agent productivity, service process efficiencies, sales, and overall contact center performance. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions, including but not limited to our financial estimates, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; volatility of the value of certain currencies in relation to the US dollar, particularly the U.K. pound, Indian rupee and Euro; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 29, 2008, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan	IRegain@eGain.com
650-230-7532
PR@eGain.com

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